Exhibit 10.6

EXECUTION COPY

UNIFIRST CORPORATION

UNITECH SERVICES GROUP, INC.

UNIFIRST CANADA LTD.

UNIFIRST HOLDINGS, L.P.

UONE CORPORATION

UTWO CORPORATION

RC AIR LLC

UNIFIRST-FIRST AID CORPORATION

$100,000,000 Floating Rate Senior Notes, Series D, due September 14, 2013

______________

NOTE PURCHASE AGREEMENT

_____________

Dated as of September 14, 2006

(Not a part of the Agreement)

Section	Heading	Page
SECTION 1.	Authorization of Notes	1
Section 1.1	Authorization of Notes	1
Section 1.2	Provisions Relating to the Notes	1
SECTION 2.	Sale and Purchase of Notes	2
SECTION 3.	Closing	2
SECTION 4.	Conditions to Closing	3
Section 4.1	Representations and Warranties	3
Section 4.2	Performance; No Default	3
Section 4.3	Compliance Certificates	3
Section 4.4	Opinions of Counsel	3
Section 4.5	Purchase Permitted by Applicable Law, Etc	3
Section 4.6	Related Transactions	4
Section 4.7	Payment of Special Counsel Fees	4
Section 4.8	Private Placement Number	4
Section 4.9	Changes in Corporate Structure	4
Section 4.10	Funding Instructions	4
Section 4.11	Proceedings and Documents	4
SECTION 5.	Representations and Warranties of the Obligors	4
Section 5.1	Organization; Power and Authority	4
Section 5.2	Authorization, Etc	5
Section 5.3	Disclosure	5
Section 5.4	Organization and Ownership of Shares of Subsidiaries; Affiliates 5
Section 5.5	Financial Statements	6
Section 5.6	Compliance with Laws, Other Instruments, Etc	6
Section 5.7	Governmental Authorizations, Etc	7
Section 5.8	Litigation; Observance of Agreements, Statutes and Orders 7
Section 5.9	Taxes	7
Section 5.10	Title to Property; Leases	7

Section 5.11	Licenses, Permits, Etc	8
Section 5.12	Compliance with ERISA; Pension Plans	8
Section 5.13	Private Offering by the Obligors	9
Section 5.14	Use of Proceeds; Margin Regulations	9
Section 5.15	Existing Debt; Future Liens	10
Section 5.16	Foreign Assets Control Regulations, Etc	10
Section 5.17	Status under Certain Statutes	10
Section 5.18	Environmental Matters	11
Section 5.19	Notes Rank Pari Passu	12
Section 5.20	Solvency of the Obligors	12
Section 5.21	Consideration	12
SECTION 6.	Representations of the Purchasers	13
Section 6.1	Purchase for Investment	13
Section 6.2	Source of Funds	13
Section 6.3	Accredited Investor	14
SECTION 7.	Information as to the Obligors	14
Section 7.1	Financial and Business Information	14
Section 7.2	Officer’s Certificate	17
Section 7.3	Inspection	17
SECTION 8.	Prepayment of the Notes	18
Section 8.1	Required Prepayments	18
Section 8.2	Optional Prepayments	18
Section 8.3	Allocation of Partial Prepayments	18
Section 8.4	Maturity; Surrender, Etc	18
Section 8.5	Purchase of Notes	19
Section 8.6	Payments Free and Clear of Taxes	19
SECTION 9.	Affirmative Covenants	21
Section 9.1	Compliance with Law	21
Section 9.2	Insurance	21
Section 9.3	Maintenance of Properties	21
Section 9.4	Payment of Taxes	21
Section 9.5	Corporate Existence, Etc	22
Section 9.6	Additional Obligors	22

Section 9.7	Notes to Rank Pari Passu	22
SECTION 10.	Negative Covenants	23
Section 10.1	Limitation on Consolidated Debt	23
Section 10.2	Limitation on Priority Debt	23
Section 10.3	Liens	23
Section 10.4	Merger, Consolidation, Etc	25
Section 10.5	Sale of Assets, Etc	26
Section 10.6	Nature of Business	26
Section 10.7	Transactions with Affiliates	27
Section 10.8	Redesignation of Restricted and Unrestricted Subsidiaries	27
Section 10.9	Terrorism Sanctions Regulations	27
SECTION 11.	Events of Default	27
SECTION 12.	Remedies on Default, Etc	29
Section 12.1	Acceleration	29
Section 12.2	Other Remedies	30
Section 12.3	Rescission	30
Section 12.4	No Waivers or Election of Remedies, Expenses, Etc	31
SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES 31
Section 13.1	Registration of Notes	31
Section 13.2	Transfer and Exchange of Notes	31
Section 13.3	Replacement of Notes	31
SECTION 14.	Payments on Notes	32
Section 14.1	Place of Payment	32
Section 14.2	Home Office Payment	32
SECTION 15.	Expenses, Etc	33
Section 15.1	Transaction Expenses	33
Section 15.2	Survival	33
SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT 33
SECTION 17.	Amendment and Waiver	33
Section 17.1	Requirements	33
Section 17.2	Solicitation of Holders of Notes	34
Section 17.3	Binding Effect, Etc	34

Section 17.4	Notes Held by Obligors, Etc	35
SECTION 18.	Notices	35
SECTION 19.	Reproduction of Documents	35
SECTION 20.	Confidential Information	36
SECTION 21.	Substitution of Purchaser	37
SECTION 22.	Limitation on Interest	37
SECTION 23.	Submission to Jurisdiction	38
SECTION 24.	Miscellaneous	39
Section 24.1	Successors and Assigns	39
Section 24.2	UniFirst as Agent for the Obligors	39
Section 24.3	Judgments	39
Section 24.4	Currency	39
Section 24.5	Payments Due on Non-Business Days	39
Section 24.6	Severability	39
Section 24.7	Construction	40
Section 24.8	Counterparts	40
Section 24.9	Governing Law	40

ATTACHMENTS TO NOTE PURCHASE AGREEMENT:

SCHEDULE B	—	Defined Terms

UNIFIRST CORPORATION

UNITECH SERVICES GROUP, INC.

UNIFIRST CANADA LTD.

UNIFIRST HOLDINGS, L.P.

UONE CORPORATION

UTWO CORPORATION

RC AIR LLC

UNIFIRST-FIRST AID CORPORATION

Floating Rate Senior Notes, Series D, due September 14, 2013

Dated as of September 14, 2006

TO THE PURCHASERS LISTED IN

THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

UNIFIRST CORPORATION, a Massachusetts corporation (“UniFirst”), UNITECH SERVICES GROUP, INC., a California corporation (“UniTech”), UNIFIRST CANADA LTD., a Canadian federal corporation (“UniFirst Canada”), UNIFIRST HOLDINGS, L.P., a Texas limited partnership (“UniFirst Holdings”), UONE CORPORATION, a Massachusetts corporation (“UOne”), UTWO CORPORATION, a Delaware corporation (“UTwo”), RC AIR LLC, a New Hampshire limited liability company (“RC Air”), and UNIFIRST-FIRST AID CORPORATION, a Maryland corporation (“Unifirst-First Aid”), (UniFirst, UniTech, UniFirst Canada, UniFirst Holdings, UOne, UTwo, RC Air, Unifirst-First Aid and each other Person required to become an obligor hereunder pursuant to Section 9.6, being sometimes hereinafter referred to individually as an “Obligor” and collectively as the “Obligors”), jointly and severally, agree with the purchasers listed in the attached Schedule A (the “Purchasers”) as follows:

SECTION 1.	AUTHORIZATION OF NOTES.

Section 1.1      Authorization of Notes. The Obligors will authorize the issue and sale of $100,000,000 aggregate principal amount of their Floating Rate Senior Notes, Series D, due September 14, 2013 (the “Notes”). As used herein, the term “Notes” shall mean all notes originally delivered pursuant to this Agreement and any such notes issued in substitution therefor pursuant to Section 13 of this Agreement. The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by the Purchasers and the Obligors. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1.2	Provisions Relating to the Notes.

(a) The Notes shall bear interest (computed on the basis of a 360-day year and the actual number of days elapsed) on the unpaid principal thereof from the date of issuance at a floating rate equal to the Adjusted LIBOR Rate for the Interest Period in effect from time to time, payable quarterly in arrears on each Interest Payment Date and, to the extent permitted by applicable law, interest on any overdue payment of principal, any overdue payment of interest and any overdue payment of Prepayment Premium and Breakage Amount (as provided herein) from the due date thereof (whether by acceleration or otherwise) at the Default Rate until paid.

(b) The Adjusted LIBOR Rate shall be determined by the Obligors, and notice thereof shall be given to the holders of the Notes, within three Business Days after the beginning of each Interest Period, together with a copy of the relevant screen used for the determination of LIBOR, a calculation of the Adjusted LIBOR Rate for such Interest Period, the number of days in such Interest Period, the date on which interest for such Interest Period will be paid and the amount of interest to be paid to each holder of Notes on such date. In the event that the Required Holders do not concur with such determination by the Obligors, as evidenced by a single written notice to the Obligors given by the Required Holders within 10 Business Days after receipt by such holders of the notice delivered by the Obligors pursuant to the immediately preceding sentence, the determination of the Adjusted LIBOR Rate shall be made by such the Required Holders, and any such determination made in accordance with the provisions of this Agreement, shall be conclusive and binding absent manifest error.

SECTION 2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Obligors will issue and sell to each Purchaser and each Purchaser will purchase from the Obligors, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. Each Purchaser’s obligations hereunder are several and not joint and no Purchaser shall have any obligation or liability to any Person for the performance or nonperformance by any other Purchaser hereunder.

SECTION 3.	CLOSING.

The sale and purchase of the Notes to be purchased by the Purchasers shall occur at the offices of Schiff Hardin LLP, 623 Fifth Avenue, 28th Floor, New York, New York 10022, at 11:00 a.m., New York, New York time, at a closing (the “Closing”) on September 14, 2006 or such later date as may be agreed upon by the Obligors and the Purchasers. At the Closing, the Obligors will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Obligors or their order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Obligors. If at the Closing the Obligors shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1      Representations and Warranties. The representations and warranties of each Obligor in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2      Performance; No Default. Each Obligor shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. None of the Obligors nor any Restricted Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3	Compliance Certificates.

(a) Officer’s Certificate. Each Obligor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. Each Obligor shall have delivered to such Purchaser a certificate certifying as to the resolutions attached thereto and other corporate or other proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

Section 4.4      Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Goodwin Procter LLP, special counsel for the Obligors, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or special counsel to the Purchasers may reasonably request (and each Obligor hereby instructs its counsel to deliver such opinion to such Purchaser), (b) from Jenkens & Gilchrist, Texas local counsel to UniFirst Holdings, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or special counsel to the Purchasers may reasonably request (and UniFirst Holdings hereby instructs its counsel to deliver such opinion to such Purchaser), and (c) from Schiff Hardin LLP, special counsel to the Purchasers in connection with such transactions, substantially in the form set forth in Exhibit 4.4(c) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5      Purchase Permitted by Applicable Law, Etc. On the date of the Closing, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation. If requested by any Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable it to determine whether such purchase is so permitted.

Section 4.6      Related Transactions. The Obligors shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the date of the Closing pursuant to this Agreement.

Section 4.7      Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Obligors shall have paid on or before the Closing the reasonable and documented fees, charges and disbursements of special counsel to the Purchasers referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Obligors at least one Business Day prior to the Closing.

Section 4.8      Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

Section 4.9      Changes in Corporate Structure. Except as specified in Schedule 4.9, no Obligor shall have changed its jurisdiction of organization or been a party to any merger or consolidation nor shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10    Funding Instructions. At least two Business Days prior to the date of the Closing, such Purchaser shall have received written instructions executed by an authorized financial officer of each Obligor directing the manner of the payment of funds and setting forth (a) the name of the transferee bank, (b) such transferee bank’s ABA number, (c) the account name and number into which the purchase price for the Notes is to be deposited and (d) the name and telephone number of the account representative responsible for verifying receipt of such funds.

Section 4.11    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and special counsel to the Purchasers, and such Purchaser and special counsel to the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or special counsel to the Purchasers may reasonably request.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.

The Obligors, jointly and severally, represent and warrant to each Purchaser that:

Section 5.1      Organization; Power and Authority. Each Obligor is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate or other organizational power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2      Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate or other organizational action on the part of each Obligor, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Obligor enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3      Disclosure. The Obligors, through their agent, Banc of America Securities LLC, have delivered to each Purchaser a copy of a Private Placement Memorandum, dated August 2006 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Obligors and their Subsidiaries. Except as disclosed in Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Obligors in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since August 31, 2005, there has been no change in the financial condition, operations, business or properties of the Obligors and their Subsidiaries, taken as a whole, except changes that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no fact known to any Obligor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to the Purchasers by or on behalf of the Obligors specifically for use in connection with the transactions contemplated hereby.

Section 5.4	Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists (1) of each Obligor’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by each Obligor and each other Subsidiary, and if such Subsidiary is, on the date of Closing, a Restricted

Subsidiary, (2) of each Obligor’s Affiliates, other than Subsidiaries, and (3) of each Obligor’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by any Obligor or any Subsidiary have been validly issued, are fully paid and nonassessable and are owned by such Obligor or such Subsidiaries free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate or other organizational law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to any Obligor or any Subsidiary that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5      Financial Statements. The Obligors have delivered to each Purchaser copies of the consolidated financial statements of UniFirst listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of UniFirst and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

Section 5.6      Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Obligor of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Obligor or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which such Obligor or any of its Subsidiaries is bound or by which such Obligor or any of its Subsidiaries or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Obligor or any of its Subsidiaries or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Obligor or any of its Subsidiaries.

Section 5.7      Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of this Agreement or the Notes.

Section 5.8	Litigation; Observance of Agreements, Statutes and Orders.

(a)       (1)        Schedule 5.8 sets forth all significant actions, suits or proceedings pending or, to the knowledge of any Obligor, threatened against or affecting any Obligor or any of its Subsidiaries or any property of any Obligor or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority. Nothing set forth on Schedule 5.8, individually, after taking into account amounts accrued on the balance sheet of UniFirst and amounts covered by insurance, could reasonably be expected to have a Material Adverse Effect.

(2)       The Obligors believe that the aggregate amount of liabilities, if any, in excess of amounts accrued or covered by insurance, with respect to items set forth on Schedule 5.8 will not have a Material Adverse Effect. It is possible, however, that future financial position or results of operations for any particular future period could be materially affected by changes in the Company’s assumptions or strategies related to these contingencies or changes out of the Company’s control.

(b) No Obligor and no Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws or the Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9      Taxes. The Obligors and their Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not, individually or in the aggregate, Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which an Obligor or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. No Obligor knows of any basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect. The federal income tax liabilities of UniFirst and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended August 29, 1998.

Section 5.10    Title to Property; Leases. The Obligors and their Subsidiaries have good and sufficient title to their respective properties that, individually or in the aggregate, are

Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by any Obligor or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that, individually or in the aggregate, are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11	Licenses, Permits, Etc. Except as disclosed in Schedule 5.11,

(a) the Obligors and their Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks, trade names and domain names or rights thereto, that, individually or in the aggregate, are Material, without known conflict with the rights of others;

(b) to the best knowledge of each Obligor, no product of any Obligor or any Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name, domain name or other right owned by any other Person; and

(c) to the best knowledge of each Obligor, there is no Material violation by any Person of any right of any Obligor or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name, domain name or other right owned or used by any Obligor or any of its Subsidiaries.

Section 5.12	Compliance with ERISA; Pension Plans.

(a) Each Obligor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. No Obligor and no ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by any Obligor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as could not be, individually or in the aggregate, Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $1,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in Section 3 of ERISA.

(c) The Obligors and their ERISA Affiliates have not incurred withdrawal liabilities (and, to the best knowledge of the Obligors, are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that, individually or in the aggregate, could result in a Material Adverse Effect.

(d) The expected post-retirement benefit obligation (determined as of the last day of UniFirst’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Obligors and their Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Obligors to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f)  All Non-US Pension Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto except for such failures to comply, in the aggregate for all such failures, that could not reasonably be expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-US Pension Plan documents or applicable laws have been paid or accrued as required, except for premiums, contributions and amounts that, in the aggregate for all such obligations, could not reasonably be expected to have a Material Adverse Effect.

Section 5.13    Private Offering by the Obligors. No Obligor nor anyone acting on its behalf, has, directly or indirectly, offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than 20 Institutional Investors (including the Purchasers) of the type described in clause (c) of the definition thereof, each of which has been offered the Notes at a private sale for investment. No Obligor nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

Section 5.14    Use of Proceeds; Margin Regulations. The Obligors will apply the proceeds of the sale of the Notes for general corporate purposes of the Obligors and their Subsidiaries including to repay existing Debt of the Obligors and their Subsidiaries. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated total assets of any Obligor and its Subsidiaries and no

Obligor has any present intention that margin stock will constitute more than 1% of the value of its consolidated total assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15	Existing Debt; Future Liens.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Obligors and their Subsidiaries as of July 22, 2006 since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Obligors or their Subsidiaries. No Obligor and no Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of any Obligor or any Subsidiary and no event or condition exists with respect to any Debt of any Obligor or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, no Obligor and no Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.

Section 5.16	Foreign Assets Control Regulations, Etc.

(a) Neither the sale of the Notes by the Obligors hereunder nor their use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) No Obligor nor any Subsidiary (1) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (2) engages in any dealings or transactions with any such Person. The Obligors and their Subsidiaries are in compliance, in all material respects, with the Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Obligors.

Section 5.17    Status under Certain Statutes. No Obligor and no Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18    Environmental Matters. As to each of the real properties owned or leased by each Obligor and each Restricted Subsidiary and any operations thereon, and as to the Business, each such property and operation and the Business is presently in compliance with and has in full force and effect all permits, licenses, or approvals required by all applicable building, zoning, anti-pollution, hazardous substance, hazardous material, oil, radioactive or nuclear waste, environmental, health, safety or other laws, ordinances or regulations (collectively, “Environmental Laws”), including, without limitation, the Atomic Energy Act of 1954, as amended, 42 U.S.C. 2011 et seq., and the Energy Reorganization Act of 1974, as amended, 42 U.S.C. 5801 et seq., and any judgment, decree or order relating thereto, and no Obligor nor any Restricted Subsidiary has received notification that any of the foregoing properties or operations or the Business is in violation or alleged violation of any of the foregoing, except where the failure to so comply with or have any such permit, license or approval or where the receipt of such notification would not reasonably be expected to have a Material Adverse Effect, it being understood and agreed that any failure to so comply with or have any such permit, license or approval shall be considered to have a Material Adverse Effect only if the cost to the Obligors and/or the Restricted Subsidiaries associated with such failure is and/or is reasonably expected to be equal to or greater than $2,000,000, which calculation shall include any and all attorneys fees incurred or reasonably expected to be incurred by the Obligors and/or the Restricted Subsidiaries. Except as set forth on Schedule 5.18 attached hereto and except for OHM (as hereinafter defined) that is used in compliance with all Environmental Laws in amounts and methods customary for a business such as the Business (provided such use does not result in a release that requires reporting pursuant to any Environmental Law), no Obligor nor any Restricted Subsidiary has ever generated, stored, handled or disposed of any hazardous substances, hazardous materials, oil, or radioactive or nuclear waste (collectively, “OHM”) on any of such properties or any portion thereof or in connection with any of such operations or the Business and no Obligor nor any Restricted Subsidiary is aware of the presence, generation, storage, handling, or disposal of any OHM on any of such properties or any portion thereof or in connection with any of such operations or the Business by any Obligor or any prior owner or prior occupant or prior user thereof or by anyone else, nor is any Obligor nor any Restricted Subsidiary aware of any spill or release or threatened release of OHM or other substance, into the environment on or from any of such properties or operations or in connection with the Business. Except as set forth on Schedule 5.18 attached hereto, no inquiry, notice or threat to give notice by any Governmental Authority or any other third party has been received by any Obligor or any Restricted Subsidiary with respect to the generation, storage, handling, or disposal or release or threat of release (collectively, a “Release”) or alleged Release thereof, or with respect to any violation or alleged violation of any Environmental Laws or any judgment, decree or order relating thereto. Except as set forth on Schedule 5.18 attached hereto, no underground storage tanks or surface impoundments are on any of the properties owned or leased or operated by any Obligor or any Restricted Subsidiary or used in connection with the Business. Without in any way limiting the foregoing, as to each of the real properties owned or leased by each Obligor and each Restricted Subsidiary and any operations thereon, all as described on Schedule 5.18 attached hereto, and as to the Business, each such property and operation and the Business is presently in compliance with and has in full force and effect all permits, licenses, or approvals required in connection with the licensing of nuclear decontamination facilities, the handling and disposal of radioactive waste, and record keeping and reporting in connection therewith, except where the failure to so comply with or have any such permit, license or approval would not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary set forth in any of the immediately preceding six sentences, the Obligors shall not be required to set forth on Schedule 5.18 a description of any set of facts or circumstances or of any inquiry, notice or threat to give notice described above (each individually, an “Environmental Matter”) unless the cost to the Obligors and/or the Restricted Subsidiaries to respond to, address, or remediate any individual Environmental Matter shall be and/or shall reasonably be expected to be equal to or greater than $2,000,000. There shall be no deduction from any sum calculated and/or estimated pursuant to the preceding sentence due to any insurance proceeds to which the Obligors and/or the Restricted Subsidiaries may be entitled or which the Obligors and/or the Restricted Subsidiaries may receive, and there shall be included in any such calculation the cost of any and all attorneys fees incurred and/or reasonably expected to be incurred by the Obligors and/or the Restricted Subsidiaries. For the purposes of this Section 5.18, (i) “hazardous substances” shall mean “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq., and regulations thereunder or under the provisions of any other applicable federal, state, county or municipal law, ordinance, rule or regulation, (ii) “hazardous material” and “oil” shall mean “hazardous material” and “oil,” respectively, as defined in the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, as amended, M.G.L. Chapter 21E, and regulations thereunder or under the provisions of any other applicable federal, state, county or municipal law, ordinance, rule or regulation, (iii) “release” or “threat of release” shall mean such terms as they are defined in any of the foregoing laws, ordinances, rules or regulations, as applicable and (iv) “Business” shall mean the business of the Obligors as described in UniFirst’s annual report for the fiscal year ended August 31, 2005 on Form 10-K.

Section 5.19    Notes Rank Pari Passu. The obligations of the Obligors under this Agreement and the Notes rank at least pari passu in right of payment with all other unsecured senior Debt (actual or contingent) of the Obligors.

Section 5.20    Solvency of the Obligors. Each of the Obligors is solvent and has assets having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts as they become due and greater than the amount that will be required to pay its probable liability on its existing debts as they become due and matured. No Obligor intends to incur, or believes or should have believed that it will incur, debts beyond its ability to pay such debts as they become due. No Obligor will be rendered insolvent by the execution, delivery and performance of its obligations under this Agreement or the Notes. No Obligor intends to or will hinder, delay or defraud its creditors by or through the execution, delivery or performance of its obligations under this Agreement or the Notes.

Section 5.21    Consideration. There will be provided to each Obligor a substantial economic benefit and adequate consideration for the issuance and sale of the Notes and the execution and delivery of this Agreement by reason of, among other reasons, the proceeds of the Notes being used in the manner set forth in Section 5.14 and therefore will enhance the financial position of each Obligor.

SECTION 6.	REPRESENTATIONS OF THE PURCHASERS.

Section 6.1      Purchase for Investment. Each Purchaser represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or such pension or trust fund’s property shall at all times be within such Purchaser’s or such pension or trust fund’s control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Obligors are not required to register the Notes.

Section 6.2      Source of Funds. Each Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (1) an insurance company pooled separate account, within the meaning of PTE 90-1 or (2) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (1) the identity of such QPAM and (2) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (1) the identity of such INHAM and (2) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)	the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 6.3      Accredited Investor. Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act).

SECTION 7.	INFORMATION AS TO THE OBLIGORS.

Section 7.1      Financial and Business Information. The Obligors shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of UniFirst (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(1)       a consolidated and consolidating balance sheet of UniFirst and its Subsidiaries as at the end of such quarter; and

(2)       consolidated and consolidating statements of income, retained earnings and cash flows of UniFirst and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter;

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to interim financial statements generally, and certified by a Senior Financial Officer of each Obligor as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on and their consolidated results of operations and cash flows, subject to changes resulting from normal year-end adjustments, provided that delivery within the time period specified above of copies of UniFirst’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

(b) Annual Statements — within 105 days after the end of each fiscal year of UniFirst, duplicate copies of:

(1)       a consolidated and consolidating balance sheet of UniFirst and its Subsidiaries, as at the end of such year; and

(2)       consolidated and consolidating statements of income, retained earnings and cash flows of UniFirst and its Subsidiaries for such year;

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the companies being reported upon and their consolidated results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion, provided that the delivery within the time period specified above of UniFirst’s Annual Report on Form 10-K for such fiscal year (together with UniFirst’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, shall be deemed to satisfy the requirements of this Section 7.1(b);

(c) Unrestricted Subsidiaries — at such time as either (1) the aggregate amount of the total assets of all Unrestricted Subsidiaries of UniFirst exceeds an amount equal to 10% of the consolidated total assets of UniFirst and its Subsidiaries determined in accordance with GAAP or (2) one or more Unrestricted Subsidiaries of UniFirst account for more than 10% of the consolidated total revenues of UniFirst and its Subsidiaries determined in accordance with GAAP, within the respective periods provided in paragraphs (a) and (b) above, then each set of financial statements delivered pursuant to paragraphs (a) and (b) above shall be accompanied by unaudited financial statements of the character and for the dates and periods as in said paragraphs (a) and (b) covering the Unrestricted Subsidiaries of UniFirst on a consolidated basis together with unaudited consolidating statements reflecting eliminations or adjustments required in order to reconcile such financial statements to the corresponding consolidated financial statements of UniFirst and its Subsidiaries delivered pursuant to paragraphs (a) and (b) above;

(d) SEC and Other Reports — promptly upon their becoming available, one copy of (1) each financial statement, report, notice or proxy statement sent by any Obligor or any Restricted Subsidiary to public securities holders generally, (2) any regular or periodic report, any registration statement (without exhibits except as expressly requested by such holder), and any prospectus and all amendments thereto filed by any Obligor or any Restricted Subsidiary with the Securities and Exchange Commission or other similar Governmental Authority and (3) of all press releases and other statements made available generally by any Obligor or any Restricted Subsidiary to the public concerning developments that are Material;

(e) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer of any Obligor obtaining actual knowledge of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Obligors are taking or propose to take with respect thereto;

(f)  ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer of any Obligor becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Obligors propose to take, or an ERISA Affiliate proposes to take, with respect thereto:

(1)       any reportable event, as defined in Section 4043(b) of ERISA and the regulations thereunder, with respect to any Plan for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(2)       the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(3)       any event, transaction or condition that could result in the incurrence of any liability by any Obligor or any ERISA Affiliate pursuant to

Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(g) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to any Obligor or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any Obligor or any Subsidiary or relating to the ability of the Obligors to perform their obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes or such information regarding the Obligors required to satisfy the requirements of 17 C.F.R. §230.144A, as amended from time to time, in connection with any contemplated transfer of Notes.

Section 7.2      Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer of each Obligor setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Obligors were in compliance with the requirements of Section 10.1, Section 10.2 and Section 10.5 hereof during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b) Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Obligors and their Subsidiaries from the beginning of the quarterly or annual period covered by the financial statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of any Obligor or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Obligors shall have taken or propose to take with respect thereto.

Section 7.3      Inspection. Each Obligor shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Payment Default or Event of Default — if no Payment Default or Event of Default then exists, at the expense of such holder, to visit the principal executive office of such Obligor, to discuss the affairs, finances and accounts of such Obligor and its Restricted Subsidiaries with such Obligor’s officers, and (with the consent of such Obligor, which consent will not be unreasonably withheld) to visit the other offices and properties of such Obligor and its Restricted Subsidiaries, all at such reasonable times, upon reasonable notice to such Obligor and as reasonably requested in writing to such Obligor; and

(b) Payment Default or Event of Default — if a Payment Default or Event of Default then exists, at the expense of the Obligors to visit and inspect any of the offices or properties of such Obligor or any of its Restricted Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision such Obligor authorizes said accountants to discuss the affairs, finances and accounts of such Obligor and its Restricted Subsidiaries), all at such reasonable times and upon reasonable notice as requested in writing to such Obligor.

SECTION 8.	PREPAYMENT OF THE NOTES.

Section 8.1      Required Prepayments. The Notes shall not be subject to any required prepayment and the entire unpaid principal amount of the Notes shall be due and payable on the stated maturity thereof.

Section 8.2      Optional Prepayments. The Obligors may, at their option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $2,500,000 in aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus accrued and unpaid interest, plus the Prepayment Premium, if any, determined for the prepayment date with respect to such principal amount and if such prepayment occurs on any date other than an Interest Payment Date, the Breakage Amount, if any. The Obligors will give each holder of Notes written notice of each optional prepayment of Notes under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and the Prepayment Premium due, if any, in connection with such prepayment.

Section 8.3      Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes of to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4      Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the Prepayment Premium, if any, and the Breakage Amount, if any. From and after such date, unless the Obligors shall fail to pay such principal amount when so due and payable, together with the interest and Prepayment Premium, if any, and the Breakage Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be promptly surrendered to the Obligors and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5      Purchase of Notes. The Obligors will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to a written offer to purchase any outstanding Notes made by one or more Obligors or their Affiliates pro rata to each holder of Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of 50% or more of the principal amount of the Notes then outstanding accept such offer, the Obligors shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by such holders of such offer shall be extended by the number of days necessary to give each such remaining holder at least 15 Business Days from its receipt of such notice to accept such offer. The Obligors will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6	Payments Free and Clear of Taxes.

(a) Each Obligor, for the benefit of the holders of the Notes, agrees that in the event payments, if any, made by any Obligor (other than an Obligor organized under the laws of the United States or any State thereof (including the District of Columbia)) hereunder or in respect of the Notes to any holder are subject to any present or future tax, duty, assessment, impost, levy, withholding or other similar charge (a “Relevant Tax”) imposed upon such holder by the government of any country or jurisdiction (or any authority therein or thereof) other than any tax based on or measured by net income imposed on any holder of the Notes by the country in which such holder is a resident (the “Resident Country”), from or through which payments hereunder or on or in respect of the Notes are actually made (each a “Taxing Jurisdiction”), the Obligors will pay to such holder such additional amounts (“Tax Indemnity Amounts”) as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after imposition of any such Relevant Tax shall be not less than the amounts specified in this Agreement or the Notes to be then due and payable (after giving effect to the exclusion for Relevant Taxes imposed by the government of the Resident Country), provided that the Obligors shall not be required to pay such Tax Indemnity Amounts to any holder of a Note in respect of Relevant Taxes to the extent such Relevant Taxes exceed the Relevant Taxes that would have been payable:

(1)       had such holder not had any connection with such Taxing Jurisdiction or any territory or political subdivision thereof other than the mere holding of a Note (or the receipt of any payments in respect thereof) or activities incidental thereto (including enforcement thereof); provided that this exclusion shall not apply with respect to any Tax that would not have been imposed but for an Obligor, after the date of the Closing, opening an office in, moving an office to, reincorporating or reorganizing in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made, to the Taxing Jurisdiction imposing the relevant Tax; or

(2)       but for the delay or failure by such holder (following a written request by the Obligors) in the filing with an appropriate Governmental Authority or otherwise of forms, certificates, documents, applications or other reasonably required evidence, that is required to be filed by such holder to avoid or reduce such Relevant Taxes and that in the case of any of the foregoing would not result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person (collectively, “Forms”) and such delay or failure could have been lawfully avoided by such holder, provided that such holder shall be deemed to have satisfied the requirements of this clause (2) upon the good faith completion and submission of such Forms as may be specified in a written request of the Obligors no later than 45 days after receipt by such holder of such written request (which written request shall be accompanied by a copy of such Forms and all applicable instructions and, if any such Forms or instructions shall not be in the English language, an English translation thereof).

(b) Within 60 days after the date of any payment by the Obligors of any Relevant Tax in respect of any payment under the Notes or this Agreement, the Obligors shall furnish to each holder of a Note the original tax receipt for the payment of such Relevant Tax (or if such original tax receipt is not available, a duly certified copy of the original tax receipt), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

(c) If any Obligor has made a payment to or on account of any holder of a Note pursuant to Section 8.6(a) above and such holder, in such holder’s reasonable discretion, determines that it is entitled to a refund of the Relevant Tax to which such payment is attributable from the Governmental Authority to which the payment of the Relevant Tax was made and such refund can be obtained by filing one or more Forms, then (1) such holder shall, as soon as practicable after receiving a written request therefor from the Obligors (which request shall specify in reasonable detail the Forms to be filed), file such Forms and (2) upon receipt of such refund, if any, provided no Default or Event of Default then exists, promptly pay over such refund to the relevant Obligor.

For the avoidance of doubt, nothing herein shall (a) restrict the right of any holder to arrange its tax affairs as it shall deem appropriate or (b) require any holder to disclose any information regarding its tax affairs or computations to any Obligor or any other Person other than as shall be necessary to permit the Obligors to determine whether the payment of any Tax Indemnity Amount would be required to be made pursuant to the provisions of this Section 8.6; provided, however, no holder shall be obligated to disclose any of its tax returns to any Obligor or any other Person.

SECTION 9.	AFFIRMATIVE COVENANTS.

The Obligors, jointly and severally, covenant that so long as any of the Notes are outstanding:

Section 9.1      Compliance with Law. Each Obligor will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws and the Patriot Act, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary for the ownership of their respective properties or for the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2      Insurance. Each Obligor will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, except for any non-maintenance that could not reasonably be expected to have a Material Adverse Effect.

Section 9.3      Maintenance of Properties. Each Obligor will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent any Obligor or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such Obligor or such Restricted Subsidiary, as applicable, has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4      Payment of Taxes. Each Obligor will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that no Obligor nor any Subsidiary need pay any such tax or assessment if (1) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and such Obligor or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Obligor or such Subsidiary or (2) the nonpayment of all such taxes and assessments in the aggregate (exclusive of those described in clause (1) above) could not reasonably be expected to have a Material Adverse Effect.

Section 9.5      Corporate Existence, Etc. UniFirst will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.4 and 10.5, UniFirst will at all times preserve and keep in full force and effect the corporate or similar existence of each of the other Obligors and each of its and their Restricted Subsidiaries (unless merged into UniFirst or another Obligor) and all rights and franchises of UniFirst, the other Obligors and its and their Restricted Subsidiaries unless, in the good faith judgment of the Obligors, the termination of or failure to preserve and keep in full force and effect such corporate or similar existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6	Additional Obligors.

(a) Concurrently with any Subsidiary of UniFirst becoming obligated as a co-obligor or guarantor in respect of any obligations existing under the Bank Credit Agreement, each Obligor shall cause such Subsidiary to execute and deliver a joinder to this Agreement in the form attached hereto as Exhibit 2 pursuant to which such Subsidiary becomes an Obligor hereunder and under the Notes (a “Joinder”).

(b) Concurrently with the delivery by any Subsidiary of a Joinder pursuant to Section 9.6(a), the Obligors shall cause such Subsidiary to deliver to each holder of Notes (1) such documents and evidence with respect to such Subsidiary as any holder may reasonably request in order to establish the existence and good standing of such Subsidiary and evidence that the Board of Directors of such Subsidiary has adopted resolutions authorizing the execution and delivery of such Joinder, (2) evidence of compliance with such Subsidiary’s outstanding Debt instruments in the form of (i) a compliance certificate from such Subsidiary to the effect that such Subsidiary is in compliance with all terms and conditions of its outstanding Debt instruments, (ii) consents or approvals of the holder or holders of any evidence of Debt or security, and/or (iii) amendments of agreements pursuant to which any evidence of Debt or security may have been issued, all as may be reasonably deemed necessary by the holders of Notes to permit the execution and delivery of such Joinder by such Subsidiary, (3) if delivered to the agent or other parties to the Bank Credit Agreement, an opinion of counsel, addressed to each holder of the Notes, with respect to such Subsidiary and such Joinder and matters related thereto as shall be or have been delivered to the agent or other parties to the Bank Credit Agreement and (4) all other documents and showings reasonably requested by the holders of Notes in connection with the execution and delivery of such Joinder, which documents shall be reasonably satisfactory in form and substance to such holders and their special counsel, and each holder of Notes shall have received a copy (executed or certified as may be appropriate) of all of the foregoing legal documents.

Section 9.7      Notes to Rank Pari Passu. The Notes and all other obligations of each Obligor under this Agreement shall rank at least pari passu with all other present and future unsecured Debt (actual or contingent) of such Obligor that is not expressed to be subordinate or junior in rank to any other unsecured Debt of such Obligor.

SECTION 10.	NEGATIVE COVENANTS.

The Obligors, jointly and severally, covenant that so long as any of the Notes are outstanding:

Section 10.1    Limitation on Consolidated Debt. The Obligors will not, at any time, permit the ratio of Consolidated Debt to Consolidated EBITDA for the then most recently ended period of four consecutive fiscal quarters to be greater than 3.50 to 1.00.

Section 10.2    Limitation on Priority Debt. The Obligors will not, at any time, permit Priority Debt to exceed an amount equal to 20% of Consolidated Net Worth as of the end of the then most recently ended fiscal quarter of UniFirst.

Section 10.3    Liens. The Obligors will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of any Obligor or any Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits (unless it makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to documentation reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property), except:

(a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required under this Agreement for the reasons set forth in Section 9.4;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable;

(c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (1) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (2) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(d) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(e) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances or minor survey exceptions, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Obligors or any of their Restricted Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(f)  Liens on property or assets of any Restricted Subsidiary securing Debt owing to an Obligor or to another Restricted Subsidiary;

(g) Liens existing on the date of the Closing and securing the Debt of an Obligor or a Restricted Subsidiary referred to on Schedule 10.3 hereto;

(h) any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by an Obligor or a Restricted Subsidiary after the date of the Closing, provided that:

(1)       any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon);

(2)       the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to the lesser of (i) the cost to such Obligor or such Restricted Subsidiary of the property (or improvement thereon) so acquired or constructed and (ii) the Fair Market Value (as determined in good faith by one or more officers of such Obligor or such Restricted Subsidiary to whom authority to enter into the subject transaction has been delegated by the board of directors of such Obligor or such Restricted Subsidiary) of such property (or improvement thereon) at the time of such acquisition or construction;

(3)       any such Lien shall be created contemporaneously with, or within 365 days after, the acquisition or construction of such property; and

(4)       the aggregate principal amount of all Debt secured by such Liens shall be permitted by the limitation set forth in Section 10.1;

(i)  any Lien existing on property of a Person immediately prior to its being consolidated with or merged into an Obligor or a Restricted Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by an Obligor or a Restricted Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (1) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person becoming a Subsidiary or such acquisition of property, (2) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien (A) other property which is an improvement to or is acquired for specific use in connection with such acquired property or (B) other property that does not constitute property or assets of an Obligor or a Restricted Subsidiary and (3) the aggregate amount of all Debt secured by such Liens shall be permitted by the limitation set forth in Section 10.1;

(j)  any Lien renewing, extending or refunding any Lien permitted by paragraphs (g), (h) or (i) of this Section 10.3, provided that (1) the principal amount of Debt secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (2) such Lien is not extended to any other property and (3) immediately after such extension, renewal or refunding no Default or Event of Default would exist; and

(k) other Liens not otherwise permitted by paragraphs (a) through (j), inclusive, of this Section 10.3 securing Debt, provided that, the Debt secured by such Liens shall have been permitted by the limitations set forth in Sections 10.1 and 10.2 at the time the Lien securing such Debt is created.

Section 10.4    Merger, Consolidation, Etc. The Obligors will not, and will not permit any of their Restricted Subsidiaries to, consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person (except that (i) a Restricted Subsidiary (that is not an Obligor) may (x) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, (1) an Obligor or a Wholly-Owned Restricted Subsidiary of an Obligor or (2) any other Person so long as the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of such Restricted Subsidiary as an entirety, as the case may be, is a Restricted Subsidiary and (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 10.5 and (ii) an Obligor (other than UniFirst) may consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to another Obligor), provided that the foregoing restriction does not apply to the consolidation or merger of an Obligor with, or the conveyance, transfer or lease of substantially all of the assets of such Obligor in a single transaction or series of transactions to, any Person so long as:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of such Obligor as an entirety, as the case may be (the “Successor Corporation”), shall be (1) such Obligor or (2) a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia);

(b) if such Obligor is not the Successor Corporation, (1) the Successor Corporation shall have executed and delivered to each holder of the Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), (2) the Successor Corporation shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof and (3) each other Obligor shall have reaffirmed in writing its obligations under this Agreement; and

(c) immediately after giving effect to such transaction, no Default or Event of Default would exist.

No such conveyance, transfer or lease of substantially all of the assets of an Obligor shall have the effect of releasing such Obligor or any Successor Corporation from its liability under this Agreement or the Notes, unless such Successor Corporation has complied with this Section 10.4 or is an Obligor; provided that, in no event, shall UniFirst be so released.

Section 10.5    Sale of Assets, Etc. Except as permitted by Section 10.4, the Obligors will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively, a “Disposition”), any property, including capital stock of Subsidiaries (but excluding the sale or other disposition of capital stock of UniFirst by UniFirst), in one transaction or a series of transactions, to any Person, other than (a) Dispositions in the ordinary course of business, (b) Dispositions by an Obligor to another Obligor or a Wholly-Owned Restricted Subsidiary or by a Restricted Subsidiary to an Obligor or to a Wholly-Owned Restricted Subsidiary or (c) other Dispositions not otherwise permitted by this Section 10.5, provided that (i) after giving effect thereto, no Default or Event of Default exists and (ii) the aggregate net book value of all property so disposed of in any fiscal year of UniFirst pursuant to this Section 10.5(c) does not exceed 10% of Consolidated Total Assets as of the end of the immediately preceding fiscal year of UniFirst.

Notwithstanding the foregoing, the Obligors may, or may permit any Restricted Subsidiary to, make a Disposition of property acquired or constructed by the Obligors or any Restricted Subsidiary and such property shall not be subject to or included in the foregoing limitation and computation contained in Section 10.5(c) of the preceding sentence to the extent that (i) such property is leased back by an Obligor or a Restricted Subsidiary, as lessee, within 365 days of the acquisition or construction thereof, or (ii) the net proceeds from such Disposition are, within 365 days of such Disposition, either (A) reinvested in operating assets by an Obligor or a Restricted Subsidiary to be used in the principal business of such Obligor or such Restricted Subsidiary or (B) applied to the payment or prepayment of any outstanding Debt of an Obligor or a Restricted Subsidiary which Debt is not subordinated to the Notes. Any prepayment of Notes pursuant to this Section 10.5 shall be in accordance with Sections 8.2 and 8.3, but without regard to the minimum prepayment requirements of Section 8.2 if such net proceeds are less than such minimum.

Section 10.6    Nature of Business. The Obligors will not, and will not permit any Restricted Subsidiary to, engage in any business if, as a result thereof, the general nature of the business, which would then be engaged in by the Obligors and their Restricted Subsidiaries taken as a whole would be substantially changed from the general nature of the business engaged in by the Obligors and their Restricted Subsidiaries on the date of the Closing as described in the Memorandum.

Section 10.7    Transactions with Affiliates. The Obligors will not, and will not, permit any Restricted Subsidiary to, enter into, directly or indirectly, any Material transaction or Material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than an Obligor or another Restricted Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of such Obligor’s or such Restricted Subsidiary’s business and upon fair and reasonable terms which are not less favorable to such Obligor or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.8    Redesignation of Restricted and Unrestricted Subsidiaries. The Obligors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary and may designate any Restricted Subsidiary (that is not an Obligor) to be an Unrestricted Subsidiary by giving written notice to each holder of Notes that the Obligors have made such designation, provided, however, that no Unrestricted Subsidiary may be designated a Restricted Subsidiary and no Restricted Subsidiary may be designated an Unrestricted Subsidiary unless, at the time of such designation and after giving effect thereto, no Default or Event of Default shall exist. Any Restricted Subsidiary that has been designated an Unrestricted Subsidiary and that has then been redesignated a Restricted Subsidiary, in each case in accordance with the provisions of the first sentence of this Section 10.8, shall not at any time thereafter be redesignated an Unrestricted Subsidiary without the prior written consent of the Required Holders. Any Unrestricted Subsidiary that has been designated a Restricted Subsidiary and that has then been redesignated an Unrestricted Subsidiary, in each case in accordance with the provisions of the first sentence of this Section 10.8, shall not at any time thereafter be redesignated a Restricted Subsidiary without the prior written consent of the Required Holders.

Section 10.9    Terrorism Sanctions Regulations. The Obligors will not, and will not permit any Subsidiary to, (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

SECTION 11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Obligors default in the payment of any principal, Prepayment Premium or Breakage Amount on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Obligors default in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Obligors default in the performance of or compliance with any term contained in Section 10.1 through Section 10.5 hereof, inclusive or Section 10.9; or

(d) the Obligors default in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (1) a Responsible Officer of any Obligor obtaining actual knowledge of such default and (2) UniFirst receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e) any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any Material respect on the date as of which made; or

(f)  (1) any Obligor or any Restricted Subsidiary is in default (which default has not been cured or waived) (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest (in the payment amount of at least $500,000) on any Debt that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (2) any Obligor or any Restricted Subsidiary is in default (which default has not been cured or waived) in the performance of or compliance with any term of any evidence of any Debt that is outstanding in an aggregate principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and, in either such case, as a consequence of such default or condition such Debt has become, or has been declared, or one or more Persons has the right to declare such Debt to be due and payable before its stated maturity or before its regularly scheduled dates of payment or (3) as a consequence of the occurrence or continuation of any event or condition (which event or condition has not been cured or waived) (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), any Obligor or any Restricted Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000 or one or more Persons have the rights to require any Obligor or any Restricted Subsidiary so to purchase or repay such Debt; or

(g) any Obligor or any Material Subsidiary (1) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (2) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) makes an assignment for the benefit of its creditors, (4) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (5) is adjudicated as insolvent or to be liquidated or (6) takes corporate action for the purpose of any of the foregoing; or

(h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by any Obligor or any Material Subsidiary, a custodian,

receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor or any Material Subsidiary, or any such petition shall be filed against any Obligor or any Material Subsidiary and such petition shall not be dismissed within 60 days; or

(i)  a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against one or more of the Obligors and their Restricted Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)  if (1) any Plan (other than a Multiemployer Plan) shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (2) a notice of intent to terminate any Plan (other than a Multiemployer Plan) shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Obligor or any ERISA Affiliate that a Plan (other than a Multiemployer Plan) may become a subject of any such proceedings, (3) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (4) any Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (5) any Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan or (6) any Obligor or any ERISA Affiliate establishes or amends any employee welfare benefit plan which is subject to ERISA that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor or any ERISA Affiliate thereunder; and any such event or events described in clauses (1) through (6) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 12.	REMEDIES ON DEFAULT, ETC.
Section 12.1	Acceleration.

(a) If an Event of Default with respect to any Obligor described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (1) of paragraph (g) or described in clause (6) of paragraph (g) by virtue of the fact that such clause encompasses clause (1) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any Event of Default other than as described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (1) of paragraph (g) or described in clause (6) of paragraph (g) by virtue of the fact that such clause encompasses clause (1) of paragraph (g)) has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to UniFirst, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to UniFirst, declare all the Notes held by it or them to be immediately due and payable.

Upon any Note’s becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (1) all accrued and unpaid interest thereon, (2)  the Prepayment Premium, if any, determined in respect of such principal amount (to the full extent permitted by applicable law) and (3) the Breakage Amount, if any, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. Each Obligor acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Obligors (except as herein specifically provided for), and that the provision for payment of the Prepayment Premium, if any, by the Obligors in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3    Rescission. At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the Required Holders, by written notice to the Obligors, may rescind and annul any such declaration and its consequences if (a) the Obligors have paid all overdue interest on the Notes, all principal of, Prepayment Premium, if any, and Breakage Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal, Prepayment Premium, if any, and Breakage Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17 and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Obligors under Section 15, the Obligors will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1    Registration of Notes. The Obligors shall keep at the principal executive office of UniFirst a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Obligors shall not be affected by any notice or knowledge to the contrary. The Obligors shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2    Transfer and Exchange of Notes. Upon surrender of any Note at the principal executive office of UniFirst for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Obligors shall execute and deliver not more than five Business Days following surrender of such Note, at the Obligors’ expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Obligors may require payment of a sum sufficient to cover any stamp tax or similar governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred (a) to any Competitor, provided that the limitation contained in this clause (a) shall not apply during any period when an Event of Default has occurred and is continuing, or (b) in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.

Section 13.3    Replacement of Notes. Upon receipt by the Obligors of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation): and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory); or

(b)	in the case of mutilation, upon surrender and cancellation thereof;

the Obligors at their own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.	PAYMENTS ON NOTES.

Section 14.1    Place of Payment. Subject to Section 14.2, payments of principal, Prepayment Premium, if any, Breakage Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A., in such jurisdiction. The Obligors may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of an Obligor in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2    Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Obligors will pay all sums becoming due on such Note for principal, Prepayment Premium, if any, Breakage Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Obligors in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Obligors made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to UniFirst at its principal executive office or at the place of payment most recently designated by the Obligors pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by any Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Obligors in exchange for a new Note or Notes pursuant to Section 13.2. The Obligors will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by any Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser has made in this Section 14.2.

SECTION 15.	EXPENSES, ETC.

Section 15.1    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Obligors will pay all costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the Securities Valuation Office of the National Association of Insurance Commissioners, all reasonable and documented costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by the Purchasers or any other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Obligor or any Restricted Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Obligors will pay, and will save the Purchasers and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by such Person).

Section 15.2    Survival. The obligations of the Obligors under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to this Agreement shall be deemed representations and warranties of such Obligor under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchasers and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.	AMENDMENT AND WAIVER.

Section 17.1    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Obligors and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any holder of a Note unless consented to by such holder in writing and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby,

(1) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or decrease the rate or change the time of payment or method of computation of interest or of the Prepayment Premium, or Breakage Amount on, the Notes, (2) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver or (3) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2	Solicitation of Holders of Notes.

(a) Solicitation. The Obligors will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Obligors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Obligors will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or has agreed to transfer its Notes to any Obligor, any Subsidiary or any Affiliate and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3    Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Obligors and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4    Notes Held by Obligors, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Obligor or any of their Affiliates shall be deemed not to be outstanding.

SECTION 18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service (charges prepaid). Any such notice must be sent:

(1)       if to any Purchaser or its nominee, to such Purchaser or its nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or its nominee shall have specified to the Obligors in writing,

(2)       if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Obligors in writing, or

(3)       if to the Obligors, to the Obligors c/o UniFirst, 68 Jonspin Road, Wilmington, Massachusetts 01887 to the attention of the Chief Financial Officer, or at such other address as the Obligors shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchasers at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any holder of the Notes, may be reproduced by such holder by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such holder may destroy any original document so reproduced. The Obligors agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by any holder of the Notes in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Obligors or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” shall mean information delivered to any Purchaser by or on behalf of the Obligors or any Restricted Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of an Obligor or such Restricted Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by any Obligor or any Restricted Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (1) its directors, officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (2) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (3) any other holder of any Note, (4) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (5) any Person from which such Purchaser offers to purchase any security of an Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (6) any federal or state regulatory authority having jurisdiction over such Purchaser, (7) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (8) any other Person to which such delivery or disclosure may be necessary or appropriate (i) to effect compliance with any law, rule, regulation or order applicable to such Purchaser (and, if not prohibited by applicable law, such Purchaser shall use commercially reasonable efforts to give notice to UniFirst thereof in order to permit UniFirst, at its discretion, to act to protect such information), (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which such Purchaser is a party (and, subject to clause (iv) below, if not prohibited by applicable law, such Purchaser shall use commercially reasonable efforts to give notice to UniFirst thereof in order to permit UniFirst, at its discretion, to act to protect such information) or (iv) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Obligors in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Obligors embodying the provisions of this Section 20.

SECTION 21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Obligors, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of such Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all of the Notes then held by such Affiliate, upon receipt by the Obligors of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.	LIMITATION ON INTEREST.

It is expressly stipulated and agreed to be the intent of the Obligors and the holders of Notes at all times to comply strictly with the applicable state law governing the maximum rate or amount of interest payable on the Debt evidenced by the Notes (or the applicable federal law to the extent that it permits the holders of Notes to contract for, charge, take, reserve or receive a greater amount of interest than under the applicable state law). If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to this Agreement or the Notes or any other communication or writing by or between any Obligor and any holder of Notes related to the transaction or transactions that are the subject matter of this Agreement, (b) contracted for, charged, taken, reserved or received by reason of any holder of Notes exercise of the option to accelerate the maturity of its Notes, or (c) the Obligors will have paid, or any holder of Notes will have received, by reason of any voluntary prepayment of the Notes, then it is the Obligors’ and the holders of Notes express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by any holder of Notes shall be credited on the principal balance of its Notes (or, if its Notes have been or would thereby be paid in full, refunded to the Obligors), and the provisions of this Agreement and the Notes shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if such holder’s Notes have been paid in full before the end of the stated term thereof, then the Obligors and such holder agree that the Obligors shall, with reasonable promptness after such holder discovers or is advised by the Obligors that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to the Obligors and/or credit such excess interest against its Notes then owing by the Obligors to such holder The Obligors hereby agree that as a condition precedent to any claim seeking usury penalties against any holder of Notes, the Obligors will provide written notice to such holder, advising such holder in reasonable detail of the nature and amount of the violation, and such holder shall have 60 days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to the Obligors or crediting such excess interest against its Notes then owing by the Obligors to such holder. All sums contracted for, charged, taken, reserved or received by any holder of Notes for the use, forbearance or detention of any Debt evidenced by its Notes shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of its Notes (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of its Notes does not exceed the Maximum Lawful Rate from time to time in effect and applicable to its Notes for so long as such Debt is outstanding. In no event shall the provisions of any applicable state law which regulates consumer revolving credit loan accounts and revolving triparty accounts (e.g., Chapter 346 of the Texas Finance Code) apply to this Agreement or the Notes. Notwithstanding anything to the contrary contained herein or in the Notes, it is not the intention of the holders of the Notes to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

As used in this Section 22, the following terms shall have the following meanings:

(1)       “Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by the holders of Notes in accordance with the applicable state law (or the applicable federal law to the extent that such law permits the holders of Notes to contract for, charge, take, receive or reserve a greater amount of interest than under applicable state law), taking into account all Charges made in connection with the transaction evidenced by this Agreement and the Notes.

(2)       “Charges” shall mean all fees, charges and/or any other things of value, if any, contracted for, charged, taken, received or reserved by any holder of Notes in connection with the transactions relating to this Agreement and the Notes, which are treated as interest under applicable law.

SECTION 23.	SUBMISSION TO JURISDICTION.

The Obligors hereby irrevocably consent and submit to the jurisdiction of any court located within the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York and irrevocably agree that all actions or proceedings relating to this Agreement or the Notes may be litigated in such courts, and the Obligors irrevocably waive any objection which they may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court. The Obligors hereby irrevocably appoint The Prentice-Hall Corporation System, Inc., as the Obligors’ agent for the purpose of accepting service of process within the State of New York and agree to retain and consent that all such service of process be made by mail or messenger directed to The Prentice-Hall Corporation System, Inc., at its office located at 80 State Street, Albany, New York 12207 or at such other address of The Prentice-Hall Corporation System, Inc., located in the State of New York, as may be designated by the Obligors by notice to each holder of Notes and that service so made shall be deemed to be completed upon the earlier of actual receipt or three Business Days after the same shall have been posted to the Obligors. Nothing contained in this Section 23 shall affect the right of any holder of Notes to serve legal process in any other manner permitted by law or to bring any action or proceeding in the courts of any jurisdiction against any Obligor to enforce a judgment obtained in the courts of any other jurisdiction.

SECTION 24.	MISCELLANEOUS.

Section 24.1    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 24.2    UniFirst as Agent for the Obligors. Each Obligor (other than UniFirst) hereby appoints UniFirst as its agent with respect to the receiving and giving of any notices, requests, instructions, reports, schedules, revisions, financial statements or any other written or oral communications hereunder. Each Purchaser or other holder of a Note is hereby entitled to rely on any communications given or transmitted by UniFirst as if such communication were given or transmitted by each and every Obligor; provided, however, that any communication given or transmitted by any Obligor other than UniFirst shall be binding with respect to such Obligor. Any communication given or transmitted by any Purchaser or other holder of a Note to UniFirst shall be deemed given and transmitted to each and every Obligor.

Section 24.3    Judgments. Any payment made by the Obligors to any holder of the Notes or for the account of any such holder in respect of any amount payable by the Obligors in lawful currency of the United States of America, which payment is made in a foreign currency, whether pursuant to any judgment or order of a court or tribunal or otherwise, shall constitute a discharge of the obligations of the Obligors only to the extent of the amount of lawful currency of the United States of America which may be purchased with such other foreign currency, on the day of payment. The Obligors, jointly and severally, covenant and agree that they shall, as a separate and independent obligation, which shall not be merged in any such judgment or order, pay or cause to be paid the amount payable in lawful currency of the United States of America and not so discharged in accordance with the foregoing.

Section 24.4    Currency. All moneys referred to in this Agreement and the Notes shall mean money which at the time is lawful money of the United States of America.

Section 24.5    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Prepayment Premium, if any, or Breakage Amount, if any, or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day.

Section 24.6    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 24.7	Construction.

(a) Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(b) Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made by the Obligors for the purposes of this Agreement, the same shall be done by the Obligors in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

Section 24.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 24.9    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York (without regard to the conflicts of law provisions thereof other than Section 5-1401 of New York’s General Obligations Law).

The execution hereof by the Purchasers shall constitute a contract among the Obligors and the Purchasers for the uses and purposes hereinabove set forth.

UNIFIRST CORPORATION

UNITECH SERVICES GROUP, INC.

UNIFIRST CANADA LTD.

UONE CORPORATION

UTWO CORPORATION

UNIFIRST-FIRST AID CORPORATION

By: /s/ John B. Bartlett

Name: John B. Bartlett

Title: Vice President or Senior Vice

President of each of the above Obligors

UNIFIRST HOLDINGS, L.P.

By: UONE CORPORATION, as General Partner

By: /s/ John B. Bartlett

Name: John B. Bartlett

Title: Senior Vice President

RC AIR LLC

By: UNIFIRST CORPORATION, as Member

By: /s/ John B. Bartlett

Name: John B. Bartlett

Title: Senior Vice President

The foregoing is hereby agreed to as of the date thereof.

METROPOLITAN LIFE INSURANCE COMPANY

By: /s/ Representative of Metropolitan Life Insurance Company

Title: Director

GENWORTH LIFE INSURANCE COMPANY

By: /s/ Representative of Genworth Life Insurance Company

Title: Investment Officer

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

By: /s/ Representative of Genworth Life and Annuity Insurance Company

Title: Investment Officer

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: Babson Capital Management LLC, as its Investment Adviser

By: /s/ Representative of Babson Capital Management LLC

Title: Managing Director

MASSMUTUAL ASIA LIMITED

By: Babson Capital Management LLC, as its Investment Adviser

By: /s/ Representative of Babson Capital Management LLC

Title: Managing Director

HACKONE FUND II LLC

By: Babson Capital Management LLC, as its Investment Adviser

By: /s/ Representative of Babson Capital Management LLC

Title: Managing Director

HARTFORD ACCIDENT AND INDEMNITY COMPANY

By: Hartford Investment Management Company, its Agent and Attorney-in-Fact

By: /s/ Representative of Hartford Investment Management Company

Title: Senior Vice President

PHOENIX LIFE INSURANCE COMPANY

By: /s/ Representative of Phoenix Life Insurance Company

Title: Vice President

PHL VARIABLE INSURANCE COMPANY

By: /s/ Representative of PHL Variable Insurance Company

Title: Vice President

PACIFIC LIFE INSURANCE COMPANY

By: /s/ Representative of Pacific Life Insurance Company

Title: Assistant Vice President

By: /s/ Representative of Pacific Life Insurance Company

Title: Assistant Secretary

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Adjusted LIBOR Rate” for each Interest Period shall mean a rate per annum equal to 0.50% plus LIBOR for such Interest Period.

“Affiliate” shall mean, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of such first Person or any Person of which such first Person and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Obligors.

“Anti-Terrorism Order” shall mean Executive Order No. 13,224 66 Fed Reg. 49,079 (2001) issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Bank Credit Agreement” shall mean that certain Amended and Restated Revolving Credit Agreement dated as of June 14, 2004 among the Obligors, Bank of America, N.A., as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, JPMorgan Chase Bank and Sovereign Bank, as Co-Documentation Agents and the other financial institutions from time to time party thereto, as the same has been amended to the date hereof and as it may from time to time be further amended, amended and restated, supplemented, restated, otherwise modified from time to time, refunded or refinanced.

“Breakage Amount” shall mean any loss, cost or expense reasonably incurred by any holder of a Note as a result of any payment or prepayment of any Note on a day other than an Interest Payment Date or at scheduled maturity thereof (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), and any loss or expense arising from the liquidation or reemployment of funds obtained by such holder or from fees payable to terminate the deposits from which such funds were obtained; provided that any such loss, cost or expense shall be limited to the time period from the date of such prepayment through the earlier of (a) the next Interest Payment Date and (b) the maturity date of the Notes. Each holder shall determine the Breakage Amount with respect to the principal amount of its Notes then being paid or prepaid (or required to be paid or prepaid) by written notice to the Obligors setting forth such determination in reasonable detail not less than two Business Days prior to the date of prepayment in the case of any prepayment pursuant to Section 8.2 or any payment required by Section 12. Each such determination shall be conclusive absent manifest error.

“Business Day” shall mean (a) for purposes of determining the Adjusted LIBOR Rate only, any day other than a Saturday, a Sunday or a day on which dealings in U.S. Dollars are not carried on in the London interbank market and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Boston, Massachusetts or New York, New York are required or authorized to be closed.

“Capital Lease” shall mean, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” shall mean, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Closing” is defined in Section 3.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Competitor” shall mean any Person (including any Subsidiary or Affiliate thereof) primarily engaged in the uniform rental business; provided, however, that the term “Competitor” shall not include any Person that is a bank, trust company, savings and loan association or other financial institution, pension plan, pension trust, investment company, insurance company, broker-dealer, mutual fund, “CDO” or any other similar financial institution or entity, regardless of legal form.

“Confidential Information” is defined in Section 20.

“Consolidated Debt” shall mean, as of any date of determination, the total of all Debt of UniFirst and its Restricted Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between UniFirst and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of UniFirst and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” for UniFirst and its Restricted Subsidiaries shall mean, with respect to any period, the sum of, without duplication, (a) Consolidated Net Income, (b) Interest Expense, (c) taxes on income, (d) depreciation and amortization and (e) other non-cash charges, all determined on a consolidated basis in accordance with GAAP. If, during any period for which Consolidated EBITDA is being determined, UniFirst or a Restricted Subsidiary has acquired or disposed of a Restricted Subsidiary or substantially all of the assets of a Restricted Subsidiary, Consolidated EBITDA for such period shall be determined to include or exclude, as the case may be, the actual historical results of such Restricted Subsidiary or assets on a pro forma basis.

“Consolidated Net Income” shall mean, with respect to any period, the net income (or loss) of UniFirst and its Restricted Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between UniFirst and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of UniFirst and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Net Worth” shall mean, as of the date of any determination thereof,

(a)       the total stockholders’ equity of UniFirst and its Restricted Subsidiaries that would be shown as stockholders’ equity on a balance sheet of UniFirst and its Restricted Subsidiaries prepared in accordance with GAAP at such time, minus

(b)       to the extent included in clause (a), all amounts properly attributable to minority interests, if any, in the stock and surplus of Restricted Subsidiaries of UniFirst.

“Consolidated Total Assets” shall mean, as of the date of any determination thereof, the total assets of UniFirst and its Restricted Subsidiaries that would be shown as assets on a consolidated balance sheet of UniFirst and its Restricted Subsidiaries as of such time prepared in accordance with GAAP.

“Debt” shall mean, with respect to any Person, without duplication:

(a)	its liabilities for borrowed money;

(b)       its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other similar accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)	its Capital Lease Obligations;

(d)       all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

(e)       any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof in an amount equal to the amount guaranteed.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Default” shall mean an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” as of any date shall mean that rate of interest that is the greater of (a) 2.0% per annum above the then applicable Adjusted LIBOR Rate or (b) 2.0% per annum over the rate of interest publicly announced by Bank of America, N.A. in New York, New York as its “reference” rate.

“Disposition” is defined in Section 10.5.

“Environmental Laws” is defined in Section 5.18.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with any Obligor under Section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any date of determination and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Forms” is defined in Section 8.6(a)(2).

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” shall mean:

(a)	the government of:

(1)       the United States of America or any State or other political subdivision thereof; or

(2)       any jurisdiction in which any Obligor or any Restricted Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of any Obligor or any Restricted Subsidiary; or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty” shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Debt or obligation or any property constituting security therefor;

(b) to advance or supply funds (1) for the purchase or payment of such Debt or obligation or (2) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

(d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“holder” shall mean, with respect to any Note, the Person in whose name such Note is registered in the register maintained by UniFirst pursuant to Section 13.1.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” shall mean (a) any original purchaser of a Note, (b) any holder of a Note holding more than $2,000,000 in aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Interest Expense” shall mean, with respect to any period, the sum (without duplication) of the following determined on a consolidated basis in accordance with GAAP: all interest in respect of Debt of UniFirst and its Restricted Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period.

“Interest Payment Dates” shall mean the 14th day of each March, June, September and December in each year, commencing December 14, 2006 until such principal sum shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise); provided that if an Interest Payment Date shall fall on a day which is not a Business Day, such Interest Payment Date shall be deemed to be the first Business Day following such Interest Payment Date.

“Interest Period” shall mean each period commencing on the date of the Closing and continuing up to, but not including December 14, 2006 thereafter, commencing on an Interest

Payment Date and continuing, in each case, up to, but not including, the next Interest Payment Date.

“Joinder” is defined in Section 9.6(a).

“LIBOR” shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a 90-day period which appears on the Bloomberg Financial Markets Service Page BBAM-1 (or if such page is not available, the Reuters Screen LIBO Page) as of 11:00 a.m. (London, England time) on the date two Business Days before the commencement of such Interest Period (or three Business Days prior to the beginning of the first Interest Period). “Reuters Screen LIBO Page” means the display designated as the “LIBO” page on the Reuters Monitory Money Rates Service (or such other page as may replace the LIBO page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

“Lien” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Material” shall mean material in relation to the business, operations, affairs, financial condition, assets or properties of UniFirst and its Restricted Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of UniFirst and its Restricted Subsidiaries, taken as a whole, or (b) the ability of the Obligors, taken as a whole, to perform their obligations under this Agreement and the Notes or (c) the validity or enforceability of this Agreement or the Notes.

“Material Subsidiary” shall mean any Restricted Subsidiary which accounts for more than (a) 5% of the Consolidated Total Assets or (b) 5% of the consolidated total revenue of UniFirst and its Restricted Subsidiaries.

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” shall mean any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“NAIC Annual Statement” is defined in Section 6.2(a).

“Non-US Pension Plan” shall mean any plan, fund or other similar program (a) established or maintained outside of the United States of America by any one or more of the Obligors and their Subsidiaries primarily for the benefit of employees (substantially all of whom are not citizens of, and do not reside within, the United States of America) of such Obligor or such Subsidiary which plan, fund or other similar program provides for retirement income for such employees or results in a deferral of income for such employees in contemplation of retirement, and (b) which is not subject to ERISA.

“Notes” is defined in Section 1.

“Officer’s Certificate” shall mean, with respect to any Obligor, a certificate of a Senior Financial Officer or of any other officer of such Obligor whose responsibilities extend to the subject matter of such certificate.

“Patriot Act” shall mean Public Law 107-56 of the United States of America, United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“Payment Default” shall mean a Default under Section 11(a) or Section 11(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” shall mean an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by any Obligor or any ERISA Affiliate or with respect to which any Obligor or any ERISA Affiliate may have any liability.

“Prepayment Premium” shall mean, in connection with any optional prepayment of the Notes pursuant to Section 8.2 or acceleration of the Notes pursuant to Section 12.1, an amount equal to the applicable percentage of the principal amount of the Notes so prepaid or accelerated as follows:

PERIOD	APPLICABLE PERCENTAGE
For the period from and after the date of Closing to and including September 13, 2007	2%
For the period from and after September 14, 2007 to and including September 13, 2008	1%
Thereafter	0%

“Priority Debt” shall mean (without duplication) the sum of (a) unsecured Debt of Restricted Subsidiaries (that are not Obligors) other than (1) Debt outstanding on the date of Closing and set forth on Schedule 5.15, (2) Debt owed to an Obligor or any Wholly-Owned Restricted

Subsidiary, (3) any Guaranty of the Notes, and (4) Debt outstanding at the time such Person became a Restricted Subsidiary (other than an Unrestricted Subsidiary which has been redesignated as a Restricted Subsidiary), provided, that such Debt shall not have been incurred in contemplation of such Person becoming a Restricted Subsidiary and (b) Debt of the Obligors and their Restricted Subsidiaries secured by a Lien other than a Lien permitted by paragraphs (a) through (j), inclusive, of Section 10.3.

“property” or “properties” shall mean, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“PTE” is defined in Section 6.2(a).

“QPAM Exemption” is defined in Section 6.2(d).

“Relevant Tax” is defined in Section 8.6(a).

“Required Holders” shall mean, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any Obligor or any of their Affiliates).

“Resident Country” is defined in Section 8.6(a).

“Responsible Officer” shall mean, with respect to any Obligor, any Senior Financial Officer and any other officer of such Obligor with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Subsidiary” shall mean (a) any Subsidiary which is an Obligor and (b) any other Subsidiary (1) of which at least a majority of the voting securities are owned by UniFirst and/or one or more of UniFirst’s Wholly-Owned Restricted Subsidiaries and (2) that the Obligors have designated as a Restricted Subsidiary on the date of the Closing or which has been redesignated as a Restricted Subsidiary in accordance with the provisions of Section 10.8.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” shall mean, with respect to any Obligor, the chief financial officer, principal accounting officer, treasurer or comptroller of such Obligor.

“Source” is defined in Section 6.2.

“Subsidiary” shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Obligors.

“Tax Indemnity Amounts” is defined in Section 8.6(a).

“Taxing Jurisdiction” is defined in Section 8.6(a).

“Unrestricted Subsidiary” shall mean any Subsidiary that is not designated as a Restricted Subsidiary by the Obligors.

“U.S. Dollars” shall mean lawful money of the United States of America.

“Wholly-Owned Restricted Subsidiary” shall mean, at any time, any Restricted Subsidiary 100% of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of an Obligor and such Obligor’s other Wholly-Owned Restricted Subsidiaries at such time.